Exhibit 10.1

VOTING AND Support AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of November 26, 2025 (this “Agreement”), is made and entered into by and among Precision Aerospace & Defense Group, Inc., a Florida corporation (the “Company”), FACT II Acquisition Corp., a Cayman Islands exempted company (“SPAC”), FACT II Acquisition LLC, a Cayman Islands limited liability company (the “Shareholder”).

WHEREAS, the Company and SPAC are, on or around the date of this Agreement, entering into a Business Combination Agreement (as the same may be amended, restated and/or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, Merger Sub will be merged with and into the Company, with the Company surviving such Merger as a wholly owned subsidiary of SPAC (the “Merger”);

WHEREAS, the Shareholder is, as of the date of this Agreement, the sole legal owner of the number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Units set forth opposite the Shareholder’s name on Schedule A hereto (such SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Units (collectively, the “SPAC Shares”) (a) issued or otherwise distributed to the Shareholder pursuant to any stock dividend or distribution, (b) resulting from any change in any of the SPAC Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the ownership of record or power to vote (including, without limitation, by proxy or power of attorney) of which is acquired by the Shareholder, including by exchange or conversion of any other security, or (d) as to which the Shareholder acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, inclusive of the Merger, SPAC and the Company have requested that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS; INTERPRETATION; EFFECTIVE DATE

1.1 Definitions; Interpretation. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 of the Business Combination Agreement.

1.2 Effective Date. This Agreement shall have effect from the date first written above.

2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants to SPAC and the Company as of the date of this Agreement as follows:

2.1 Organization. The Shareholder has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate or other legal entity power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Shareholder is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Shareholder’s jurisdiction of organization) as a foreign corporation or company (or other entity, if applicable) in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Shareholder’s jurisdiction of organization), as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated by the Business Combination Agreement.

2.2 Due Authorization. The Shareholder has all requisite corporate or other legal entity power and authority to (a) execute and deliver this Agreement and the contemplated documents, and (b) consummate the contemplated transactions and perform all obligations to be performed by it. The execution and delivery of this Agreement and the contemplated documents and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors (or an equivalent body) and/or shareholders of the Shareholder and no other company proceeding on the part of the Shareholder is necessary to authorize this Agreement and the contemplated documents. This Agreement has been duly and validly executed and delivered by the Shareholder, and this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.3 No Conflict. The execution and delivery of this Agreement by the Shareholder and the other contemplated documents by the Shareholder and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Organizational Documents of the Shareholder;

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Order applicable to the Shareholder;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which the Shareholder is a party or by which the Shareholder may be bound; or

(d) result in the creation of any Lien upon any of the properties or assets of the Shareholder;

except, in the case of clauses (b) through (d), only to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated by the Business Combination Agreement.

2.4 Ownership of Shares. The Shareholder is the sole legal and beneficial owner of the SPAC Shares set forth opposite the Shareholder’s name on Schedule A hereto, and all such SPAC Shares are owned by the Shareholder free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel or Liens under the Organizational Documents of the Organizational Documents of SPAC, this Agreement or any other Ancillary Document or applicable securities laws. The Shareholder does not own legally or beneficially any securities of SPAC other than the SPAC Shares set forth opposite the Shareholder’s name on Schedule A hereto. The Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by the Organizational Documents of SPAC, this Agreement or the Ancillary Documents.

2.5 Business Combination Agreement. The Shareholder understands and acknowledges that SPAC and the Company will be entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder has received a copy of the substantially finalized Business Combination Agreement delivered to the Shareholder on or about November 22, 2025, is familiar with the provisions of the Business Combination Agreement, and has consented to (and consents to) SPAC’s entry into the Business Combination Agreement.

2.6 Adequate Information. The Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon SPAC or the Company and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to the Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement, the Business Combination Agreement or the Ancillary Documents. The Shareholder acknowledges that the agreements with respect to the Subject Shares held by the Shareholder are irrevocable.

2.7 Restricted & Control Securities. The Shareholder understands that the SPAC Shares that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, under these laws, the Shareholder must hold such SPAC Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

2.8 Litigation and Proceedings.

(a) There are no pending Legal Proceedings against the Shareholder; and

(b) There is no outstanding Order imposed upon the Shareholder or any of the Shareholder’s Subsidiaries (if applicable); nor are any properties or assets of the Shareholder or any of the Shareholder’s Subsidiaries’ respective businesses (if applicable) bound or subject to any Order;

except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to execute this Agreement and consummate the contemplated Transactions.

2.9 Brokers Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from SPAC, the Company or any of their respective Subsidiaries in connection with the transactions contemplated by the Business Combination Agreement based upon the commitment made by the Shareholder named herein or any of its Affiliates.

3. SUPPORT FOR BUSINESS COMBINATION

The Shareholder covenants and irrevocably undertakes to the Company and SPAC during the term of this Agreement as follows:

3.1 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of SPAC called, held or convened to seek the approval of the shareholders of SPAC, or at any adjournment or postponement, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, the Merger or any Ancillary Document required by the Business Combination Agreement is sought or required (the “SPAC Shareholder Approval”), the Shareholder shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause its Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent or resolution, if applicable) the Subject Shares in favor of granting the SPAC Shareholder Approval or, if there are insufficient votes in favor of granting the SPAC Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of SPAC to a later date; and

(c) in other circumstances in which a vote, consent, election or approval is required or sought under the Organizational Documents or any Contract of SPAC or otherwise, in respect of any Transaction, so vote (in person or by proxy), consent, elect or approve including with respect to any conversion of its Subject Shares.

3.2 Agreement to Vote Against Other Matters. At any meeting of shareholders of SPAC or at any adjournment or postponement, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of securities of SPAC (in each case, other than in connection with the Business Combination Agreement, the Merger, and related Transactions);

(b) any Alternative Transaction; and

(c) any amendment of the Organizational Documents of SPAC or Contracts, or other proposal or transaction involving SPAC, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company or SPAC of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Document, the Merger, or change in any manner the voting rights of any class of SPAC’s share capital.

3.3 Revoke Other Proxies. The Shareholder represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are revoked.

3.4 Irrevocable Power of Attorney. The Shareholder irrevocably and unconditionally grants to, and appoints, in the event that the Shareholder shall for whatever reason fail to perform any of its obligations under Section 3.1 or Section 3.2, SPAC and any individual designated in writing by SPAC, and each of them individually, as the Shareholder’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with Section 3.1 or Section 3.2, as applicable (the “Irrevocable Power of Attorney”), and execute, deliver and take on each the Shareholder’s behalf and in the name of the Shareholder, all deeds, documents, and steps necessary for obtaining the SPAC Shareholder Approval as contemplated in Section 3.1. The Shareholder understands and acknowledges that SPAC and the Company are entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder affirms that the Irrevocable Power of Attorney is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder further affirms that the Irrevocable Power of Attorney is coupled with a proprietary interest and may under no circumstances be revoked. The Shareholder ratifies and confirms all that the Irrevocable Power of Attorney may lawfully do or cause to be done by virtue. The Irrevocable Power of Attorney granted shall only terminate upon the termination of this Agreement.

3.5 Waiver of Dissent Rights. The Shareholder shall not apply to any Governmental Authority claiming that the SPAC Shareholder Approval, Business Combination Agreement, Merger or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of the Company, SPAC or any other Person. The Shareholder shall not commence, join in, facilitate, assist or encourage any claim or action challenging the validity of this Agreement, the Business Combination Agreement or the Merger or alleging any breach of any Law or duty in connection with the Transactions or alleging that the SPAC Shareholder Approval, Merger, Business Combination Agreement or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of the Company or any other Person.

3.6 Waiver of Certain Rights. Each Shareholder hereby waives, and agrees not to assert or perfect or otherwise demand performance of, any and all preemptive rights, rights of first refusal, co-sale rights or any other rights to acquire any equity security of the Company or limit the ability of any other shareholder of the Company to transfer its equity securities of the Company in connection with the Transactions, to the extent such right arose prior to the Expiration Time.

3.7 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date of this Agreement and until the earlier of (a) the Closing under the Business Combination Agreement or (b) the valid termination of the Business Combination Agreement (the earliest of (a) and (b), the “Expiration Time”), the Shareholder shall not:

(a) directly or indirectly, (i) sell, offer to sell, exchange, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including under any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations under this Agreement;

(c) take any action that would make any representation or warranty of the Shareholder untrue or incorrect, or have the effect of preventing or disabling the Shareholder or the SPAC from performing its obligations;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained untrue or incorrect or would have the effect of preventing or delaying the Shareholder from performing any of its obligations; or

(e) publicly announce any intention to effect any such transaction specified in this Section 3.7.

Any action attempted to be taken in violation of this Section 3.7 will be null and void.

3.8 New Shares. In the event that (a) any securities of SPAC are issued to the Shareholder after the date of this Agreement through the Expiration Time pursuant to any stock dividend, stock split, distribution, recapitalization, reclassification, combination, conversion or exchange of the SPAC Shares of, on or affecting the SPAC Shares owned by the Shareholder otherwise, (b) the Shareholder purchases or otherwise acquires beneficial ownership of any SPAC Shares or other equity securities of SPAC after the date of this Agreement, or (c) the Shareholder acquires the right to vote or share in the voting of any SPAC Shares or other equity securities of SPAC after the date of this Agreement through the Expiration Time, including upon the exercise of any Company Option (such SPAC Shares or other equity securities of SPAC, collectively the “New Securities”), then, such New Securities acquired or purchased by the Shareholder shall be deemed Subject Shares and shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Shareholder as of the date hereof.

3.9  No Solicitation by the Shareholder. From the date of this Agreement until the Expiration Time, the Shareholder shall not, and shall direct its Representatives not to, directly or indirectly:

(a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Acquisition Proposal;

(b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Acquisition Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Acquisition Proposal;

(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Transaction; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquisition Proposal.

From and after the date of this Agreement, the Shareholder shall, and shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than SPAC and its Representatives) with respect to an Alternative Proposal.

4. OTHER AGREEMENTS

4.1 Validity of other Agreements. For avoidance of doubt, nothing in this Agreement, the Business Combination Agreement or any Ancillary Document shall affect the continuing validity, in accordance with their respective terms, of any rights that the Shareholder or SPAC or its Subsidiaries may have in relation to (i) any employment agreements or arrangements between the Shareholder and SPAC or any Subsidiary, (ii) ordinary course agreements between SPAC or any of its Subsidiaries and the Shareholder as a consumer of SPAC’s services on arm’s length terms in ordinary course of business consistent with past practice, or (iii) any indemnification, advancement of expenses and exculpation rights of any party set forth in the documents described in the foregoing clauses (i) and (ii).

4.2 Disclosure.

(a) The Shareholder shall be bound by and comply with the Confidentiality Agreement, April 17, 2025, between SPAC and the Company (the “Confidentiality Agreement”) and Section 6.16 (Public Announcements) of the Business Combination Agreement (including any relevant defined terms used in such Confidentiality Agreement and provision) as if the Shareholder was an original signatory to the Confidentiality Agreement and Business Combination Agreement with respect to such provisions.

(b) The Shareholder authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC or under any applicable Law the Shareholder’s identity and ownership of Subject Shares, the nature of the Shareholder’s obligations under this Agreement and (if deemed appropriate by the Company and SPAC) a copy of this Agreement. The Shareholder will promptly provide any information reasonably requested by the Company and SPAC for any regulatory application or filing made or approval sought in connection with the Transactions.

4.3 Termination. This Agreement shall terminate and be of no further force or effect upon the earliest of (i) the Expiration Time and (ii) the Effective Time (provided, however, that upon such termination, Section 3.5 and Section 3.6 shall survive in accordance with its terms, and this Article 4 shall survive indefinitely), and upon such termination, no party shall have any liability other than for its willful and material breach of this Agreement before such termination; provided, however, that the termination of this Agreement shall not relieve or release any party hereto from any obligations or liabilities arising out of such party’s willful breach of this Agreement prior to such termination or intentional fraud in the making of the representations and warranties in this Agreement.

4.4 Further Assurances. The Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC or the Company may reasonably request for the purpose of effectively carrying out the transactions and the Shareholder’s obligations contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents, and (ii) refrain from exercising any veto right, consent right or similar right under the Organizational Documents of SPAC which would materially impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions contemplated by the Business Combination Agreement and each Ancillary Documents. If the Shareholder acquires record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date of this Agreement, of its record or beneficial ownership of any Subject Shares as of the date of this Agreement, which shares are not already set forth on Schedule A), the Shareholder shall promptly notify the Company and SPAC, and Schedule A shall be updated to reflect the Shareholder’s ownership of such additional Subject Shares.

4.5 Shareholder Parties. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of SPAC, and not in any other capacity.

4.6 Several and Not Joint Obligations. The representations, warranties, covenants, agreements, obligations and liability of the Shareholder party to this Agreement shall be several, and not joint. Notwithstanding any other provision of this Agreement, in no event will the Shareholder be liable for any other Person’s breach of such other Person’s representations, warranties, covenants, or agreements contained in this Agreement, the Business Combination Agreement or any Ancillary Document.

4.7 Notice. All notices and other communications shall be in writing and shall be deemed given if delivered to SPAC or the Company in accordance with Section 11.1 of the Business Combination Agreement and to the Shareholder at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).

4.8 Miscellaneous. The provisions of Article XI of the Business Combination Agreement are incorporated by reference, mutatis mutandis, as if set forth in full in this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to duly executed as of the date above.

SPAC:

FACT II Acquisition Corp.

By:	/s/ Adam Gishen
Name:	Adam Gishen
Title:	Chief Executive Officer

Company:

Precision Aerospace & Defense Group, Inc.

By:	/s/ Maynard J. Hellman
Name:	Maynard J. Hellman
Title:	Chairman

SHAREHOLDER:

fACT II ACQUISITION LLC

By:	/s/ Adam Gishen
Name:	Adam Gishen
Title:	Manager

SCHEDULE A

SHAREHOLDER DETAILS